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                                                                   EXHIBIT 10.15

                      SUMMARY OF COMPENSATION FOR DIRECTORS
                          OF PARK NATIONAL CORPORATION

     Each director of Park National Corporation ("Park") who is not an employee of Park or one of its subsidiaries (a "non-employee director") receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 120 common shares awarded under the Park National Corporation Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (the "Directors' Stock Plan"). Each non-employee director also receives $750 for each meeting of the Board of Directors of Park attended and $300 for each meeting of a committee of the Board of Directors attended. If the date of a meeting of the Board of Directors is changed from that provided for by resolution of the Board of Directors and a non-employee director is unable to attend the rescheduled meeting, he or she receives $750 as though he or she had attended the meeting.

     Each non-employee director of Park also serves on the board of directors of one of Park's banking subsidiaries, and receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 60 common shares of Park awarded under the Directors' Stock Plan and, in some cases, a specified amount of cash for such service as well as fees for attendance at meetings of the board of directors of the appropriate Park banking subsidiary (and committees of that board).